Exhibit 21

Subsidiaries of Registrant

iBioDefense Biologics LLC (wholly-owned)

iBio Peptide Therapeutics LLC (wholly-owned)

iBio Manufacturing LLC (wholly-owned)

iBIO DO BRASIL BIOFARMACÊUTICA LTDA (99% ownership)

iBio CDMO LLC (originally named iBio CMO LLC) (99.99% ownership). Name was changed effective July 1, 2017.